SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 15, 2017

ULTRA CLEAN HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-50646		61-1430858
(Commission File Number)		(IRS Employer Identification No.)

26462 CORPORATE AVENUE HAYWARD, CA		94545
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 576-4400

n/a
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 15, 2017, the Board of Directors (the “Board”) of Ultra Clean Holdings, Inc. (the “Company”) elected Jeff Andreson to serve as a director of the Company. Mr. Andreson will join the Audit Committee of the Board.

Since September 2014, Mr. Andreson has served as the Chief Financial Officer of Nanometrics Incorporated, a provider of advanced, high-performance process control metrology and inspection systems used primarily in the fabrication of semiconductors and other solid-state devices. Prior to Nanometrics, Mr. served at Intevac Corporation from August 2007 to September 2014 most recently as Executive Vice President, Finance and Administration, Chief Financial Officer, Treasurer and Secretary from August 2007. From June to August 2007, Mr. Andreson served as Executive Vice President, Finance at Intevac. Prior to joining Intevac, Mr. Andreson served 12 years with Applied Materials in various controllership positions within the company most recently as Managing Director and Controller of the $2 billion Applied Materials’ Global Services product group. Mr. Andreson joined Applied Materials in 1995 and held a number of senior financial positions, including: Managing Director, Global Financial Planning and Analysis; Controller, Metron Subsidiary; Controller, North American Sales and Service; and Controller, Volume Manufacturing. From 1989 through 1995, Mr. Andreson held various roles at Measurex Corporation. Mr. Andreson holds an MBA from Santa Clara University and a B.S. degree in finance from San Jose State University.

Mr. Andreson is not currently engaged, and has not been engaged during the last fiscal year, in any related person transaction with the Company within the meaning of Item 404(a) of Regulation S-K.

Mr. Andreson will receive compensation for his service as a director in accordance with the Company’s non-employee director compensation practices as described in the Company’s annual proxy statement. In connection with his appointment to the Board, the Company expects Mr. Andreson and the Company will also enter into the Company’s standard form indemnification agreement as previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CLEAN HOLDINGS, INC.

Date:	February 17, 2017	By:	/s/ Sheri Brumm
			Name:	Sheri Brumm
			Title:	Chief Financial Officer, Senior Vice President and Secretary